Exhibit 10.5

FORM OF DIRECTOR RETIREMENT AGREEMENT

This DIRECTOR RETIREMENT AGREEMENT (this “Agreement”) is entered into this 17th day of May, 2018 by and among BioDelivery Sciences International, Inc. (the “Company”), [            ] (the “Director”), and with respect to Sections 3 through 11, inclusive, and Sections 13 and 14 hereof, Broadfin Healthcare Master Fund Ltd. (“Broadfin”). The Director, the Company and Broadfin may be collectively referred to as the “parties” or individually referred to as a “party.”

WHEREAS, the Director is a member of the board of directors of the Company (the “Board”);

WHEREAS, concurrently with the execution and delivery of this Agreement: (i) the Company and Broadfin are entering into a stock purchase agreement pursuant to which Broadfin and certain institutional investors will agree to acquire shares of Series B Non-Voting Convertible Preferred Stock of the Company (the “Purchase Agreement”) and (ii) the Company and Broadfin are entering into an agreement with respect to the composition of the Board and certain other matters (the “BDSI Board Agreement”);

WHEREAS, the Purchase Agreement and the BDSI Board Agreement require the resignation of the Director from the Board; and

WHEREAS, the Director, the Company and Broadfin desire to memorialize the terms under which the Director will retire and resign from the Board.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1.    Relationship to the Company. The Director hereby voluntarily and irrevocably resigns and retires from his directorship and membership on the Board and any committees thereof on the date of, and effective and conditioned upon the closing, of the transactions contemplated by, the Purchase Agreement (the “Retirement Date”). As of the Retirement Date, and subject to the closing of the Purchase Agreement, the Director shall no longer serve as a director of the Company and shall have no rights or powers of a director of the Company (except for any rights or benefits provided for specifically in this Agreement), and as of the Retirement Date, the Director shall not take any action, or make any public or private statement, to the contrary.

2.    Retirement Benefits. In consideration for and subject to the Director’s compliance with the agreements and covenants set forth in herein, the Director shall, effective as of the Retirement Date and contingent upon his compliance with the terms and provisions of this Agreement, be entitled to receive the following from the Company (the “Retirement Benefits”):

(a)    The Director’s retirement from the Company shall be deemed a “Retirement” within the meaning of the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”) (including that the Director is departing from the Company in good standing), such that (i) any vested stock options previously awarded to the Director under the Plan shall remain available for exercise for the entire remainder of the option period of such options following the Retirement Date and (ii) all unvested restricted stock units and stock options previously awarded to the Director under the Plan, as listed in “Unvested Equity Awards” on Exhibit A, will vest on the dates specified at the time of original award.

(b)    Within five (5) business days after the Retirement Date, the Director shall receive cash payments equal to such amounts, as listed in “Additional Cash Retainers” on Exhibit A, that (i) the Director would have received for service on the Board (but not additional amounts for service on any committee thereof) for the fiscal quarters ending June 30, 2018 and September 30, 2018 and (ii) the Director would have received for his service on committee(s) of the Board, as applicable, from April 1, 2018 through the Retirement Date.

(c)    Promptly following the Company’s 2018 annual meeting of stockholders, the Director shall be awarded additional restricted stock units and options under the terms of the Plan as listed in “Additional Equity Awards” on Exhibit A.

(d)    For a period of six (6) years following the Retirement Date, if and to the extent that the Company shall maintain directors’ and officers’ liability insurance, such policy(ies) shall name the Director as an insured thereunder. In addition, the indemnification agreement previously executed by the Director and the Company shall remain unmodified and in full force and effect in accordance with the terms thereof.

3.    Releases.

(a)    In consideration of the Retirement Benefits, the Director for himself, his affiliates, spouse, agents, heirs, assigns and any other person or entity claiming to claim through him, hereby knowingly, voluntarily, unconditionally and irrevocably releases and discharges each of Broadfin and the Company, their respective successors, predecessors, affiliates and subsidiaries, and each of the foregoing entities’ respective directors, officers, partners, trustees, fiduciaries managers, members, employees, agents, representatives and benefit plans (collectively, the “Broadfin/Company Released Parties”) from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, whether written or oral, known or unknown, suspected or unsuspected, asserted or unasserted, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, whether contractual, statutory or otherwise, and under any known or unknown duties, either fiduciary or otherwise, including liabilities arising out of the sole or concurrent negligence or gross negligence of any Broadfin/Company Released Party, that the Director has now has or had against any of the Broadfin/Company Released Parties through the date of mutual execution of this Agreement (collectively, the “Director Released Claims”); provided, however, that the foregoing release shall not waive or release claims of any director fees that are payable pursuant to the terms of this Agreement. The Director also acknowledges that, except as provided for herein, he shall have no further rights with respect to unvested equity or equity-based compensation pursuant to the Plan or otherwise. The Director shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Director Released Claim against any of the Broadfin/Company Released Parties. In addition, the Director hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.

(b)    In consideration of entering into this Agreement, the Company hereby knowingly, voluntarily, unconditionally and irrevocably releases and discharges the Director and his heirs and assigns (collectively, the “Director Released Parties”) from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, whether written or oral, known or unknown, suspected or unsuspected, asserted or unasserted, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, whether contractual, statutory or otherwise, and under any known or unknown duties, either fiduciary or otherwise, including liabilities arising out of the sole or concurrent negligence or gross negligence of the Director, that the Company has now or had against the Director through the date of mutual execution of this Agreement (collectively, the “Company Released Claims”); provided, however, that the foregoing release shall not waive or release claims relating to the enforcement of this Agreement. The Company shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Company Released Claim against any of the Director Released Parties. In addition, the Company hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.

(c)    In consideration of entering into this Agreement, Broadfin and its affiliates hereby knowingly, voluntarily, unconditionally and irrevocably releases and discharges the Director Released Parties from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, whether written or oral, known or unknown, suspected or unsuspected, asserted or unasserted, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, whether contractual, statutory or otherwise, and under any known or unknown duties, either fiduciary or otherwise, including liabilities arising out of the sole or concurrent negligence or gross negligence of Director, that Broadfin has now or had against the Director through the date of mutual execution of this Agreement (collectively, the “Broadfin Released Claims”); provided, however, that the foregoing release shall not waive or release claims relating to the enforcement of this Agreement, the Purchase Agreement, the BDSI Board Agreement or any other agreement contemplated thereby. Broadfin shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Broadfin Released Claim against any of the Director Released Parties. In addition, Broadfin hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.

(d)    Notwithstanding Section 3(a), the Company agrees and acknowledges that the Director shall remain eligible for indemnification for any claims which relate to his service as a director prior to the Retirement Date, subject to the limits set forth under applicable law, under the terms of any indemnification agreement between the Company and the Director, the Company’s Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended.

4.    Nondisparagement. As a material inducement for the parties to enter into this Agreement and provide the consideration set forth herein, the parties each agree that, for a period of two (2) years following the Retirement Date, neither it nor any of its affiliates, nor any of their respective directors, officers, partners, trustees, fiduciaries managers, members, employees, agents or representatives shall in any way criticize, disparage, call into disrepute or otherwise defame or slander the other party or any of its affiliates, or any of their respective directors, officers, partners, trustees, fiduciaries managers, members, employees, agents or representatives, in any manner that would reasonably be expected to damage the business or reputation thereof. The foregoing shall not restrict the ability of any person or entity to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or another party) from any governmental authority with competent jurisdiction over the party from whom information is sought.

5.    Review by Counsel. The Director represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, that he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily and knowingly entering into this Agreement.

6.    Severability. All provisions of this Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement. Should any part of this Agreement be held unenforceable, the unenforceable portion or portions shall be removed (and no more), and the remaining portions of this Agreement shall be enforced as fully as possible (removing the minimum amount possible).

7.    Amendment. This Agreement may not be amended, supplemented or modified except in writing signed by the person(s) against whose interest(s) such change shall operate.

8.    Third-Party Beneficiaries. Except as set forth in this Agreement, this Agreement shall not confer any rights upon any person or entity. For the avoidance of doubt, each Broadfin/Company Released Party and Director Released Party that is not a signatory hereto is an intended third-party beneficiary of the Director’s releases, covenants and representations set forth in Sections 3 and 4 herein.

9.    Entire Agreement. This Agreement, together with the Purchase Agreement, the BDSI Board Agreement, and any other agreements contemplated thereby, sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein or therein. The parties acknowledge that, in deciding to enter into this Agreement, they have not relied upon any statements not written in this Agreement.

10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument. The executed signature page to this Agreement may be transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature, and shall have the same effect as an original for all purposes.

11.    Choice of Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely therein, without giving effect to its conflicts of laws principles or rules, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. THE DIRECTOR HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM HEREUNDER.

12.    Equitable Relief. The Director agrees and acknowledges that a violation of the agreements and covenants contained in this Agreement (including, without limitation, Section 1 hereof) will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of breach by the Director of any such agreement and covenant. Therefore, the Director agrees that, in the event of any violation or threatened violation of such agreements and covenants, the Company shall be entitled as a matter of course to specific performance, and/or an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by the Director, such right to specific performance and an injunction to be cumulative and in addition to whatever other remedies the Company may have.

13.    Failure to Act Not Waiver. The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

14.    Construction. Captions and paragraph headings used in this agreement are for convenience only, are not part of this Agreement, and shall not be used in construing it. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Director Retirement Agreement as of the dates set forth below.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:
Name:	Mark A. Sirgo Pharm. D.
Title:	Vice Chairman

[Director]

With respect to Sections 3 through 11, inclusive, and Sections 13 and 14 hereof:

BROADFIN HEALTHCARE MASTER FUND LTD.

By:
Name:	Kevin Kotler
Title:	Director

Exhibit A

Unvested Equity Awards (1)

1.	Options to purchase [7,500 / 1,829] shares of common stock at an exercise price of $2.64 per share, issued on July 14, 2017 and expiring on July 14, 2027

2.	Restricted stock units with respect to [15,000 / 3,657] shares of common stock, issued on July 14, 2017

Additional Cash Retainers (2)

1.	Board service for quarter ending June 30, 2018 – $11,250

2.	Board service for quarter ending September 30, 2018 – $11,250

3.	Committee service from April 1, 2018 through the Retirement Date – $[3,125 / 1,250]

Additional Equity Awards (3)

1.	Options to purchase 6,875 shares of common stock at an exercise price equal to 100% of the Fair Market Value of such share determined as of the Date of Grant and expiring 10 years after the Date of Grant (such capitalized terms having the meanings given under the Plan).

2.	Restricted stock units with respect to 13,750 shares of common stock.

(1)	To vest in accordance with the Plan and existing terms of the awards.

(2)	To be paid in accordance with Company practice with respect to payment of cash retainers for independent directors.

(3)	To be awarded promptly following the Company’s 2018 annual meeting of stockholders, and to vest in the same manner as the Company’s annual equity awards made to independent directors.